Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated November 8, 2018 (the “Effective Date”), by and between At Home RMS Inc., a Delaware corporation (the “Company”) and Jeffrey R. Knudson (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company appointed the Executive to the position of Chief Financial Officer of the Company effective as of September 28, 2018 pursuant to the terms of the Offer Letter between the Company and the Executive dated as of August 27, 2018 (the “Offer Letter”);

WHEREAS, the Company desires to continue to employ the Executive as Chief Financial Officer of the Company and wishes to be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by the Company as Chief Financial Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the Parties desire for the terms and conditions hereinafter set forth to replace the terms of the Offer Letter effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.                   Employment.

1.1.                            Term.  Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, as of September 28, 2018 under the terms of the Offer Letter and as of the Effective Date pursuant to this Employment Agreement, until either Party terminates the Employment Agreement in accordance with Section 3 hereof (the “Term”).  The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.                            Duties.  During the Employment Period, the Executive shall serve as Chief Financial Officer of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Company shall determine from time to time.  In the Executive’s position of Chief Financial Officer, the Executive shall perform duties customary for the Chief Financial Officer of a company similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Chief Executive Officer (“CEO”) may assign.  The Executive’s principal place of employment shall be the Company’s headquarters in Plano, Texas.

1.3.                            Exclusivity.  During the Employment Period, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful directions and instructions given to the Executive by the CEO, consistent with Section 1.2 hereof.  During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the board of directors (the “Board”) of At Home Group Inc. (“Holding”) and (c) manage the Executive’s personal investments, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.

Section 2.                   Compensation.

2.1.                            Salary.  As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $450,000.00, payable in accordance with the Company’s standard payroll policies (the “Base Salary”).  The Base Salary will be reviewed annually and may be adjusted by the Board (or a committee thereof) in its discretion.

2.2.    Annual Bonus.  For each fiscal year ending during the Employment Period, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon Company performance targets determined by the Board.  The Annual Bonus shall be prorated for the partial fiscal year during which the Effective Date occurred; provided however, the Executive’s bonus payout for the fiscal year ending January 26, 2019 shall not be less than $180,000, subject to his continued employment through the date of payment thereof.  The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall equal sixty percent (60%) of the Base Salary (the “Target Annual Bonus Opportunity”), with the actual Annual Bonus to be based on the Company’s actual performance relative to the Company performance targets set by the Board (or a committee thereof).  The maximum bonus payable shall be equal to one hundred percent (100%) of the Base Salary.  The Annual Bonus shall be paid in cash within three months after the end of the Company’s fiscal year.

2.3.                            Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.  In addition, the Executive shall be entitled to relocation benefits in accordance with the Company’s relocation guidelines for executive officers, subject to the execution of the Company’s standard Relocation Expense Reimbursement Agreement.

2.4.                            Paid Time Off.  During the Employment Period, the Executive shall be entitled to two hundred forty (240) hours of paid time off (including vacation, sick and other personal time) per calendar year, in accordance with the terms of the Company’s paid time off policy, as may be in effect from time to time.

2.5.                            Business Expenses.  The Company shall pay or reimburse the Executive, upon presentation of documentation, for all reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing the Executive’s duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the CEO and in effect from time to time.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Employment Agreement shall meet the following requirements:  (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

Section 3.                   Employment Termination.

3.1.                            Termination of Employment.  The Company may terminate the Executive’s employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Executive (other than in the event of a termination by the Company for Cause), and the Executive may voluntarily terminate the Executive’s employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Company (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”).  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, and (ii) solely to the extent required by applicable law, accrued but unused paid-time-off (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (iii) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (iv) any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”).

3.2.                            Certain Terminations.

(a)                                 Termination by the Company other than for Cause, Death or Disability.  If the Executive’s employment is terminated by the Company other than for Cause, death or Disability, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to one times the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (the “Severance Amount”).  The Company’s obligations to pay the Severance Amount shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A, within 45 days after the Executive’s Termination Date.  Subject to Section 3.2(c), the Severance Amount shall be paid in equal installments on the Company’s regular payroll dates occurring during the 12-month period beginning on the first payroll date following the date on which the Release has become effective.

(b)                                 Definitions.  For purposes of Section 3, the following terms have the following meanings:

(1)                                 “Cause” shall mean the Executive’s having engaged in any of the following:  (A) willful misconduct or gross negligence in the performance of any of the Executive’s duties to the Company, which, if capable of being cured, is not cured to the satisfaction of the CEO within 30 days after the Executive receives from the CEO notice of such willful misconduct or gross negligence; (B) refusal or intentional failure to perform assigned duties by the CEO, which is not cured to the satisfaction of the CEO within 30 days after the Executive receives from the CEO notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the satisfaction of the CEO within 30 days after the Executive receives from the Company written notice of such failure; or (E) misconduct that would cause the Company to violate any law relating to sexual harassment or age, sex or other prohibited discrimination, which in the case of a failure that is capable of being cured, is not cured to the satisfaction of the CEO within 30 days after the Executive receives from the Company written notice of such failure.  If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.  However, if, within 60 days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case the Executive’s termination of employment will be considered a for Cause termination under this Employment Agreement.

(2)                                 “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(c)                                  Section 409A.  If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 which is subject to Section 409A shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date, (ii) the date of the Executive’s death, with any delayed amounts being paid in lump sum on such date and any remaining payments being made in the normal course.  For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

3.3.                            Exclusive Remedy.  The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of the Executive’s employment.

3.4.                            Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions the Executive then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of Holding and its direct and indirect subsidiaries and affiliates (the “Company Group”).  The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.                            Cooperation.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the CEO and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4.                   Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.                            Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information.  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive’s employment with the Company, unless required or permitted by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in the Executive’s (or reasonably capable of being reduced to Executive’s) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to the Executive’s personal benefits, entitlements and obligations; documents relating to the Executive’s personal tax obligations; the Executive’s desk calendar, address book, and the like; and such other records and documents as may reasonably be approved by the Company.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential Information to the extent required by law.  Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law.  Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.2.                            Non-Competition.  By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company Group, the Executive agrees that the Executive shall not, during the Employment Period and for one year following the Executive’s Termination Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any retail enterprise offering merchandise in home furnishings, home décor and accessories, outdoor furnishings, garden décor, seasonal decorations or similar product categories.

4.3.                            Non-Solicitation of Employees.  During the Restriction Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of any member of the Company Group.

4.4.                            Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out the Executive’s responsibilities for the Company Group), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.

4.5.                            Extension of Restriction Period.  The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6.                            Proprietary Rights.  The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Executive assigns and agrees to assign all of the Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Executive’s employer.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group.  These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with the Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that the Executive  holds as of the date hereof.  If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7.                            Remedies.  The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses.

Section 5.                   Representations.  The Executive represents and warrants that (i) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Employment Agreement and (ii) the Executive is not otherwise unable to enter into and fully perform the Executive’s obligations under this Employment Agreement.

Section 6.                   Non-Disparagement.  From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders.

Section 7.                   Taxes; Clawbacks.

7.1.                            Withholding.  All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law.  The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

7.2.                            Clawbacks. If any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its affiliates has been listed), or any policy of the Company or its affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its affiliates or under any plan in which the Executive participates), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion. Furthermore, if the Executive engages in any act of embezzlement, fraud or dishonesty involving the Company or its affiliates which results in a financial loss to the Company or its affiliates, the Company shall be entitled to recoup an amount from the Executive determined by the Company in its reasonable discretion to be commensurate with such financial loss.

Section 8.                   Miscellaneous.

8.1.                            Indemnification.  To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.  This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence.  The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.                            Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.                            Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.  Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive and (ii) any member of the Company Group may enforce the provisions of Section 4.  The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4.                            Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service of delivery to the applicable address) or overnight delivery service, with confirmation of delivery to the applicable address (ii) e-mail (with electronic return receipt of delivery), (iii) reputable commercial overnight delivery service courier, with confirmation of delivery to the applicable address or (iv)

registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

At Home RMS Inc.

1600 E. Plano Parkway

Plano, TX 75074

Attn: General Counsel

e-mail:  mbroussard@athome.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

Attention:  Jeffrey Ross, Esq.

e-mail: Jeffrey.Ross@friedfrank.com

If to the Executive:                                       Jeffrey R. Knudson, at the Executive’s principal office and e-mail address at the Company (during the Employment Period), and at all times to the Executive’s principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.                            Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of Texas hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6.                            Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.7.                            Entire Agreement.  From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes the Offer Letter and all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.8.                            Counterparts.  This Employment Agreement may be executed by facsimile or electronic transmission (e.g., “.pdf”) and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.                            Binding Effect.  This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10.                     General Interpretive Principles.  The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

AT HOME RMS INC.

By	/s/ MARY JANE BROUSSARD
Name: Mary Jane Broussard
Title: Vice President, General Counsel

EXECUTIVE

/s/ JEFFREY R. KNUDSON
Name: Jeffrey R. Knudson

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

1.                                      In consideration of the payments and benefits to be made under the Employment Agreement, dated as of  [•] (the “Employment Agreement”), to which [•] (the “Executive”) and At Home RMS Inc., a Delaware corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holding (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)                                     rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(B)                                     the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)                                     claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)                                     rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(E)                                      any matters which expressly survive the execution of this Release as set forth in the Employment Agreement, the terms and conditions of which are incorporated herein by reference; and

(F)                                       rights granted to Executive during the Executive’s employment related to the grant and/or purchase of equity and equity-based compensation of Holding.

2.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.                                      The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.                                      The Executive acknowledges that the Executive has been given a period of twenty-one (21) days to consider whether to execute this Release (although the Executive may not have utilized the entire twenty-one (21) day period).  If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.                                      The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.                                      The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.                                      The Executive acknowledges that the Severance Amount the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

10.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.  For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

12.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile or electronic transmission (e.g., “.pdf”) shall be deemed effective for all purposes.

14.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

15.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                     .

AT HOME RMS INC.

By:
Name:
Title:

EXECUTIVE

Name: [•]

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